Exhibit 10.30

SYNTIANT CORP.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Syntiant Corp. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2026 Equity Incentive Plan (the “Plan”) and shall be effective upon the date of the effectiveness of the registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission that registers existing capital stock of the Company for resale (the “IPO”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

No Non-Employee Director who was designated to serve by an affiliated investor in the Company will be eligible to receive any compensation under this Program.

Cash Compensation

Effective upon the IPO, annual retainers will be paid in the following amounts to Non-Employee Directors:

Board Service

Member	$60,000
Non-Executive Chair	$110,000
Lead Independent Director	$85,000

Additional Service

	Chair	Member
Audit Committee	$24,000	$10,000
Compensation Committee	$20,000	$10,000
Nominating and Corporate Governance Committee	$16,000	$10,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director will be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Election to Receive Restricted Stock Units (“RSUs”) In Lieu of Annual Retainers

General:

The Board or its Compensation Committee (the “Compensation Committee”) may, in its discretion, provide Non-Employee Directors with the opportunity to elect to convert all or a portion of their annual retainers into awards of RSUs (“Retainer RSU Awards”) granted under the Plan or any other applicable Company equity incentive plan then-maintained by the Company, with each such Retainer RSU Award covering a number of shares of Common Stock calculated by dividing (i) the amount of the annual retainer that would have otherwise been paid to such Non-Employee Director on the applicable grant date by (ii) the average per share closing trading price of the Common Stock over the most recent 30 trading days as of the grant date (such election, a “Retainer RSU Election”).

Each Retainer RSU Award automatically will be granted on the fifth day of the month immediately following the end of the quarter for which the corresponding portion of the annual retainer was earned. Each Retainer RSU Award will be fully vested on the grant date.

Election Method:

Each Retainer RSU Election must be submitted to the Company in the form and manner specified by the Board or the Compensation Committee. An individual who fails to make a timely Retainer RSU Election will not receive a Retainer RSU Award and instead will receive the applicable annual retainer in cash. Retainer RSU Elections must comply with the following timing requirements:

•
Initial Election. Each individual who first becomes a Non-Employee Director may make a Retainer RSU Election with respect to annual retainer payments scheduled to be paid in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Retainer RSU Election”). The Initial Retainer RSU Election must be submitted to the Company on or before the date that the individual first becomes a Non-Employee Director (the “Initial Election Deadline”), and the Initial Retainer RSU Election will become final and irrevocable as of the Initial Election Deadline.
•
Annual Election. No later than December 31 of each calendar year, or such other deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Retainer RSU Election with respect to the annual retainer relating to services to be performed in the following calendar year (the “Annual Retainer RSU Election”). The Annual Retainer RSU Election must be submitted to the Company on or before the applicable Annual Election Deadline and will become effective and irrevocable as of the Annual Election Deadline.

Equity Compensation

Initial RSU Award:

Unless otherwise approved by the Board prior to commencement of services of an applicable Non-Employee Director, each Non-Employee Director who is initially elected or appointed to serve on the Board after the IPO (such date of initial election or appointment, the “Director Start Date”) will be granted an initial award of RSUs under the Plan or any other applicable Company equity incentive plan then-maintained by the Company, covering a number of shares of Common Stock calculated by dividing (i) $250,000 by (ii) the average per share closing trading price of the Common Stock over the 30 consecutive trading days ending on the last trading day preceding the grant date (the “Initial RSU Award”). The Initial RSU Award will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to 1/3rd of the shares subject thereto on each annual anniversary of the applicable date of grant such that the shares subject to the Initial RSU Award are fully vested on the third anniversary of the grant, each in case, subject to the Non-Employee Director continuing in service on the Board through the applicable vesting date.

Additionally, upon election or appointment to service on the Board, each Non-Employee Director will be granted a prorated award of RSUs under the Plan or any other applicable Company equity incentive plan then-maintained by the Company, covering a number of shares of Common Stock calculated by dividing (i)(1) $200,000 multiplied by (2) a fraction (the numerator of which is the difference between 365 and the number of days from the date of the Annual Meeting, as defined below, preceding the Director Start Date (or the date of the completion of the IPO if there is no such Annual Meeting prior to such Director Start Date) through the Director Start Date and the denominator of which is 365) by (ii) the average per share closing trading price of the Common Stock over the 30 consecutive trading days ending on the last trading day preceding the grant date (the “Pro-Rata RSU Award”).The Pro-Rata RSU Award will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest in full immediately before the first Annual Meeting following the grant date, subject to the Non-Employee Director continuing in service on the Board through the applicable vesting date.

Annual RSU Award:

Each Non-Employee Director who will continue to serve as a Non-Employee Director immediately following the date of an annual meeting of the Company’s stockholders (each, an “Annual Meeting”) will be granted an award of RSUs under the Plan or any other applicable Company equity incentive plan then-maintained by the Company covering a number of shares of Common Stock calculated by dividing (i) $200,000 by (ii) the average per share closing trading price of the Common Stock over the 30 consecutive trading days ending on the last trading day preceding the grant date (the “Annual RSU Award”).

The Annual RSU Award will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the grant date and (ii) immediately before the first Annual Meeting following the grant date, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

Termination of Service

No portion of an Initial RSU Award, Pro Rata RSU Award or Annual RSU Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board will become vested and/or exercisable thereafter.

Change in Control

Immediately prior to a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director will become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Certain Terminations

Directors who are Employees who subsequently terminate their employment with the Company and any Subsidiary and remain a Director will not receive an Initial RSU Award or a Pro Rata RSU Award, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any Subsidiary, Annual RSU Awards as described above.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of such Non-Employee Director’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan will apply to the RSUs granted automatically under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of RSUs hereby are subject in all respects to the terms of the Plan, including, without limitation, the limits on Non-Employee Director compensation set forth in Section 4.4 of the Plan. The grant of RSUs under this Program will be made solely by and subject to the terms set forth in an Award Agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

* * * * *